EXHIBIT 10.2
Director Fee Arrangements for Fiscal 2019
Each director of Southern Missouri Bancorp, Inc. (the "Company"), also is a director of Southern Bank (the "Bank"). For Fiscal 2019, each director receives a monthly fee of $900 for serving on the Company's Board of Directors and $1,100 for serving on the Bank's Board of Directors. Three Company directors receive a monthly fee of $1,000 for service on regional loan approval committees for the Bank.